Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-204547, No. 333-201642, No. 333-182435, No. 333-168072, No. 333-144280, No. 333-143445, and No. 333-119958) and in the registration statement on Form S-3 (No. 333-224849) of Bryn Mawr Bank Corporation of our report dated March 1, 2021, with respect to the consolidated balance sheets of Bryn Mawr Bank Corporation as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of Bryn Mawr Bank Corporation.

As discussed in Note 2 to the consolidated financial statements, Bryn Mawr Bank Corporation has changed its method of accounting for recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments.”

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2021